Exhibit 99.1

NEWS RELEASE

Corporate Headquarters
96 South George Street
York, Pennsylvania 17401 U.S.A.
www.glatfelter.com

GLATFELTER ELECTS BRUCE BROWN TO BOARD OF DIRECTORS

YORK, Pennsylvania – DATE – Glatfelter (NYSE: GLT) today announced that Bruce Brown, retired Chief Technology Officer of Procter & Gamble (“P&G”), has been elected to the Board of Directors of P. H. Glatfelter Company (“Glatfelter”). With 34 years of experience at P&G, Mr. Brown’s responsibilities included leadership for P&G’s Innovation and Technology Program and Global Research & Development. Globally recognized as an innovation thought leader, Bruce also serves on the Board of Directors for Nokia in Finland; the Government of Singapore’s Agency for Science, Technology and Research; and the Board of Trustees at Xavier University.

“As a proven leader in innovation, global expansion, and organizational leadership development, Bruce brings over three decades of business-building experience to our Board. His familiarity with Glatfelter’s uniquely specific products and materials makes him an ideal complement to our Board of Directors,” said Dante C. Parrini, Chairman and Chief Executive Officer.

About Glatfelter
Celebrating its 150th anniversary in 2014, Glatfelter is a global supplier of specialty papers and fiber-based engineered materials, offering innovation, technical expertise and world-class service. Headquartered in York, PA, U.S. operations include facilities in Spring Grove, PA, and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.8 billion annually, and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

Glatfelter Contacts
Investors:	Media:
John P. Jacunski	William T. Yanavitch II
John.Jacunski@glatfelter.com	William.Yanavitch@glatfelter.com

(717) 225-2794	(717) 225-2747